Exhibit 99.1

Bunge Reports Third Quarter 2014 Results

White Plains, NY – October 30, 2014 – Bunge Limited (NYSE:BG)

•       Total adjusted segment EBIT of $316 million, down $72 million vs. last year

•       Full-year outlook remains positive; anticipate meeting or exceeding targeted combined  Agribusiness-Foods ROIC of 1.5 points over WACC

•       Agribusiness negatively affected by slow farmer selling and ~$80 million mark-to-market hedging impact, which is largely expected to reverse upon execution in Q4

•       Food & Ingredients on track for another record year

•     Sugar & Bioenergy up vs. last year; on track to finish year EBIT and free cash flow neutral

▶  Financial Highlights

	Quarter Ended		Nine Months Ended

US$ in millions, except per share data	9/30/14	9/30/13	9/30/14	9/30/13

Net sales	$13,676	$14,701	$43,930	$44,972

Total segment EBIT (a)	$316	$371	$809	$933

Certain (gains) & charges (b)	-	$17	-	$(46)

Total segment EBIT, adjusted (a)	$316	$388	$809	$887

Agribusiness	$186	$318	$576	$662

Food & Ingredients (c)	$74	$74	$218	$196

Sugar & Bioenergy	$44	$(19)	$(14)	$1

Fertilizer	$12	$15	$29	$28

Net income per common share from continuing operations-diluted	$1.73	$(1.82)	$3.34	$0.14

Net income per common share from continuing operations-diluted, adjusted (a)	$1.31	$1.89	$3.00	$3.76

(a)    Total segment earnings before interest and tax (“EBIT”) and net income (loss) per common share from continuing operations-diluted (excl. certain gains and charges and discontinued operations) are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website, respectively.

(b)    Includes certain gains and charges included in segment EBIT for the quarter and nine months ended September 30, 2013.  See Additional Financial Information section included in the tables attached to this release for more information.

(c)    Includes Edible Oil Products and Milling Products segments.

▶       Overview

Soren Schroder, Bunge’s Chief Executive Officer, stated, “Third-quarter results were lower than last year; however, Bunge is in a strong position to meet or exceed our full-year, combined return target of 1.5 points above cost of capital in Agribusiness and Food & Ingredients.

“Adjusting for temporary mark-to-market impacts, Agribusiness results were within our range of expectations. The transition from tight to plentiful global grain and oilseed supplies, highlighted by falling prices and some of the slowest farmer selling in recent memory in South America, created a challenging market environment in the third quarter.  Our Agribusiness team managed the associated risks well.  Looking ahead, strong crushing margins and high utilizations at export facilities throughout the Northern Hemisphere should deliver a good fourth quarter.

“In Food & Ingredients, Milling continued its good performance and we made steady progress on our improvement efforts in Edible Oils, although results in that business were impacted by logistics issues and tight raw material supply in North America.  The fourth quarter is a period of seasonally strong demand for Food & Ingredients, and this, combined with additional contributions from improvement initiatives, should help us reach another record year for the segment.

“Sugar & Bioenergy produced solid results, and we are on track to finish the year EBIT and free cash flow neutral.  We are pleased with the progress to date to stabilize the business, and we have a strong team committed to operate it to be profitable and self-funding as we work to further improve its returns.

“The market environment and the election in Brazil have complicated efforts to reach a conclusion in the strategic review of our sugarcane milling operations, but our intent is unchanged, and we continue to look at a full range of options.

“During the quarter we returned $100 million to Bunge’s shareholders through our share repurchase program, bringing the year-to-date total to $300 million.”

▶       Third Quarter Results

Agribusiness

The quarter was characterized by very slow farmer selling driven by the significant drop in commodity prices. As a result, our grain origination results were lower than last year, especially in South America.  In Brazil we experienced the lowest level of forward selling of new crops in years and in Argentina farmers are holding soybeans as a hedge against inflation and currency devaluation. This, combined with the impact of approximately $80 million in temporary mark-to-market hedging losses in our North American and European oilseed processing and distribution businesses, were the primary drivers of lower year-over-year results. We expect approximately $60 million of mark-to-market reversals in the fourth quarter and additional reversals in Q1 2015 as we execute on existing distribution contracts and process the related crushing volumes. Our risk strategies were successful in both grains and oilseeds. In our oilseed processing business, we managed the complicated crop transition in North America well. Crushing margins were higher year-over-year in most parts of the world, but volumes were impacted by reduced soybean availability, especially in Argentina and in the U.S. where old crop beans were scarce and new crop beans weren’t yet available due to the weather-delayed harvest.  China crushing continued to be a challenge compared to the previous year, but conditions improved as we entered the fourth quarter.

Edible Oil Products

Contributions from our performance improvement initiatives and higher results in Brazil were more than offset by lower results in North America and Ukraine. Brazil benefitted from improved margins in most parts of the business, reflecting our efforts to manage value and improve our relationships with key accounts.  In North America, results were impacted by railcar availability in Canada and incremental logistics costs in the U.S. as raw material supply ran low during the transition to the new soybean crop. In Ukraine, results were negatively impacted by the significant devaluation of the Ukrainian hryvnia vs. the U.S. dollar during the quarter.

Milling Products

Higher results in the quarter reflect improved performance in our Brazilian wheat milling business, which benefitted from improved margins and production yields, and the addition of our new wheat mills in Mexico.  The integration of these mills continues to progress well with synergies tracking to expectations.  We have made improvements to the cost structure through reducing energy consumption, broadening raw material sourcing and streamlining the organizational structure. Results in corn and rice milling were comparable to last year.  Third quarter 2013 results included a $7 million charge related to transactional taxes in Brazil.

Sugar & Bioenergy

All businesses in the segment performed well, generating higher results in the third quarter.  In sugarcane milling improved Brazilian ethanol prices, increased energy sales and savings from our cost containment initiatives, more than compensated for lower milling volumes due to wet weather. Also contributing to higher milling results were mark-to-market gains related to hedges on our forward sugar sales of approximately $12 million and gains on foreign currency hedges. Higher margins in our global trading & merchandising business more than offset lower volumes. Results in our biofuels business were higher than last year, primarily due to the contribution from our new corn wet milling joint venture in Argentina. Results in the third quarter of 2013 included provisions of approximately $18 million related to equipment and machinery held for sale.

Fertilizer

Results in the quarter were comparable to last year, and our fertilizer operations continue to serve a critical role in support of our South American Agribusiness operations.

Cash Flow

Cash provided by operations in the nine months ended September 30, 2014 was $1.1 billion compared to cash provided of $898 million in the same period last year. The year-over-year variance primarily reflects lower inventory due to the combination of slow farmer selling and lower commodity prices.

Income Taxes

The tax rate for the nine months ended September 30, 2014, including the realization of $53 million of tax benefits, was approximately 22%. The tax benefit resulted from our tax planning strategies that we expect will provide an ongoing benefit in future years.

▶       Outlook

Drew Burke, Chief Financial Officer, stated, “We expect to have a strong fourth quarter. In Agribusiness, record U.S. harvests in combination with extremely slow farmer selling in South America and strong demand from the livestock sector have driven U.S. crush margins to historically strong levels.  Along with large softseed and grain crops in Europe, this will allow our crushing and exporting facilities in the Northern Hemisphere to operate at high run rates with good margins. We also expect about $60 million in mark-to-market reversals in the fourth quarter and additional reversals in the first quarter of 2015.

“In Food & Ingredients we expect another record year.  The fourth quarter is the seasonally strong holiday period when demand for flours, vegetable oils, margarines and shortenings increases.  We will also have additional contributions from our performance improvement initiatives and our new wheat mills in Mexico.

“In Sugar & Bioenergy, we expect breakeven full-year segment EBIT and are managing the business to be free cash flow neutral.  We have sufficient cane to crush approximately 20 mmt; however, at the end of September we were about 75% through the harvest, so weather remains an important factor in the length of the processing season.

“We expect our Q4 and 2014 full year tax rate to be approximately 23%, which is in line with our long-term range of 22-24%.”

▶       Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EDT on October 30, 2014 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial (866) 436-9172.  If you are located outside the United States or Canada, dial (630) 691-2760.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 38313526.  The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Webcasts and Events” in the “Investors” section of the company’s website.  Select “Q3 2014 Bunge Limited Conference Call” and follow the prompts.  Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on October 30, 2014, continuing through November 30, 2014.  To listen to it, please dial (888) 843-7419 or, if located outside the United States or Canada, dial (630) 652-3042.  When prompted, enter confirmation code 38313526.  A replay will also be available at “Past Events” in the “Investors” section of the company’s website.

▶       About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 35,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America.  Founded in 1818, the company is headquartered in White Plains, New York.

▶       Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact, are or may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Susan Burns Bunge Limited 914-684-3246 susan.burns@bunge.com

###

                              Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors. The table includes a description of these items and their effect on total segment EBIT, net income (loss) attributable to Bunge and earnings per share for the quarter ended September 30, 2014 and 2013.

			Net Income (loss)		Earnings
	Total Segment		Attributable to		Per Share
(In millions, except per share data)	EBIT		Bunge		Diluted
Quarter Ended September 30:	2014	2013	2014	2013	2014	2013
Continuing operations:
Discrete tax benefits/(charges) (1)	$-	$-	$66	$-	$0.42	$-
Income tax valuation allowances (2)	-	-	-	(536)	-	(3.64)
Gain on sale of investment (4)	-	8	-	6	-	0.04
Recoverable taxes (5)	-	(7)	-	(5)	-	(0.03)
Asset impairments (6)	-	(18)	-	(12)	-	(0.08)
Discontinued operations:
Gain on sale of Brazilian fertilizer distribution business (7)	-	148	-	112	-	0.76
Discrete tax benefits (8)	-	-	29	-	0.19	-
Total	$-	$131	$95	$(435)	$0.61	$(2.95)

			Net Income (loss)		Earnings
	Total Segment		Attributable to		Per Share
(In millions, except per share data)	EBIT		Bunge		Diluted
Nine Months Ended September 30:	2014	2013	2014	2013	2014	2013
Continuing operations:
Discrete tax benefits/(charges) (1)	$-	$-	$53	$(31)	$0.34	$(0.21)
Income tax valuation allowances (2)	-	-	-	(536)	-	(3.62)
Sale of certain rights (3)	-	63	-	41	-	0.28
Gain on sale of investment (4)	-	8	-	6	-	0.04
Recoverable taxes (5)	-	(7)	-	(5)	-	(0.03)
Asset impairments (6)	-	(18)	-	(12)	-	(0.08)
Discontinued operations:
Gain on sale of Brazilian fertilizer distribution business (7)	-	148	-	112	-	0.76
Discrete tax benefits/(charges) (8)	-	-	29	(17)	0.19	(0.11)
Total	$-	$194	$82	$(442)	$0.53	$(2.97)

Consolidated Earnings Data (Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2014	2013	2014	2013
Net sales	$13,676	$14,701	$43,930	$44,972
Cost of goods sold	(12,957)	(14,013)	(42,004)	(43,022)
Gross profit	719	688	1,926	1,950
Selling, general and administrative expenses	(403)	(382)	(1,161)	(1,116)
Foreign exchange gains (losses)	23	49	59	7
Other income (expense)-net (3)	(2)	16	5	61
EBIT attributable to noncontrolling interest	(21)	-	(20)	31
Total Segment EBIT (9)	316	371	809	933
Interest income	19	27	71	47
Interest expense	(70)	(103)	(225)	(264)
Income tax expense	(9)	(591)	(150)	(702)
Noncontrolling interest share of interest and tax	11	45	27	60
Income (loss) from continuing operations, net of tax	267	(251)	532	74
Income (loss) from discontinued operations, net of tax (7)	27	103	37	94
Net income (loss) attributable to Bunge (10)	294	(148)	569	168
Convertible preference share dividends and other obligations	(10)	(17)	(40)	(53)
Net income (loss) available to Bunge common shareholders	$284	$(165)	$529	$115
Net income (loss) per common share diluted attributable to Bunge common shareholders:
Continuing operations	$1.73	$(1.82)	$3.34	$0.14
Discontinued operations	0.17	0.69	0.24	0.64
Net income (loss) per common share - diluted	$1.90	$(1.13)	$3.58	$0.78
Weighted—average common shares outstanding - diluted (11)	154	147	155	148

Consolidated Segment Information (Unaudited)

Set forth below is a summary of certain items in our Consolidated Earnings Data and volumes by reportable segment.

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except volumes)	2014	2013	2014	2013
Volumes (in thousands of metric tons):
Agribusiness	34,937	35,472	101,615	101,273
Sugar & Bioenergy	2,229	3,005	6,303	7,329
Edible Oil Products	1,721	1,779	5,050	5,187
Milling Products	1,102	1,010	3,450	3,052
Fertilizer	349	293	707	622

Net sales:
Agribusiness	$9,835	$10,718	$32,783	33,058
Sugar & Bioenergy	1,154	1,133	3,184	3,185
Edible Oil Products	2,016	2,225	6,043	6,898
Milling Products	516	487	1,604	1,531
Fertilizer	155	138	316	300
Total	$13,676	$14,701	$43,930	44,972
Gross profit:
Agribusiness	$423	$484	$1,198	1,252
Sugar & Bioenergy	64	(2)	54	89
Edible Oil Products	135	127	399	380
Milling Products	78	61	235	185
Fertilizer	19	18	40	44
Total	$719	$688	$1,926	1,950
Selling, general and administrative expenses:
Agribusiness	$(231)	$(208)	$(637)	(600)
Sugar & Bioenergy	(37)	(40)	(113)	(116)
Edible Oil Products	(91)	(90)	(286)	(277)
Milling Products	(39)	(36)	(118)	(100)
Fertilizer	(5)	(8)	(7)	(23)
Total	$(403)	$(382)	$(1,161)	(1,116)
Foreign exchange gain (loss):
Agribusiness	$13	$38	$32	$(5)
Sugar & Bioenergy	13	2	31	2
Edible Oil Products	(3)	7	(3)	6
Milling Products	(2)	(1)	(2)	(1)
Fertilizer	2	3	1	5
Total	$23	$49	$59	$7
Segment earnings before interest and tax:
Agribusiness	$186	$326	$576	$686
Sugar & Bioenergy	44	(37)	(14)	(17)
Edible Oil Products	37	43	105	115
Milling Products	37	24	113	89
Fertilizer	12	15	29	60
Total (9)	$316	$371	$809	$933

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(In millions)	2014	2013
Assets
Cash and cash equivalents	$357	$742
Time deposits under trade structured finance program	2,915	4,470
Trade accounts receivable, net	2,442	2,144
Inventories (12)	4,987	5,796
Other current assets	4,916	4,620
Total current assets	15,617	17,772
Property, plant and equipment, net	5,919	6,075
Goodwill and other intangible assets, net	656	718
Investments in affiliates	287	241
Other non-current assets	1,666	1,975
Total assets	$24,145	$26,781
Liabilities and Equity
Short-term debt	$736	$703
Current portion of long-term debt	514	762
Letter of credit obligations under trade structured finance program	2,915	4,470
Trade accounts payable	3,831	3,522
Other current liabilities	2,933	3,078
Total current liabilities	10,929	12,535
Long-term debt	2,720	3,179
Other non-current liabilities	896	942
Total liabilities	14,545	16,656
Redeemable noncontrolling interest	38	37
Total equity	9,562	10,088
Total liabilities and equity	$24,145	$26,781

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	September 30,
(In millions)	2014	2013
Operating Activities
Net income (10)	$562	$77
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Gain on sale of Brazilian fertilizer distribution business	-	(148)
Foreign exchange loss (gain) on debt	(61)	43
Depreciation, depletion and amortization	448	423
Deferred income taxes	(17)	533
Other, net	(24)	75
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable, net	(424)	35
Inventories	590	182
Trade accounts payable and accrued liabilities	439	286
Other, net	(397)	(608)
Cash provided by (used for) operating activities	1,116	898
Investing Activities
Payments made for capital expenditures	(515)	(720)
Acquisitions of businesses (net of cash acquired)	(14)	(11)
Proceeds from sale of Brazilian fertilizer distribution business	—	750
Proceeds from sale of investments	261	72
Payments for investments	(140)	(43)
Payments for investments in affiliates	(40)	(26)
Other, net	(5)	120
Cash provided by (used for) investing activities	(453)	142
Financing Activities
Net proceeds (repayments) of short-term debt	114	231
Net proceeds (repayments) of long-term debt	(699)	(149)
Proceeds from sale of common shares	34	26
Repurchase of common shares	(300)	-
Dividends paid	(162)	(149)
Other, net	(18)	(54)
Cash provided by (used for) financing activities	(1,031)	(95)
Effect of exchange rate changes on cash and cash equivalents	(17)	(32)
Net increase (decrease) in cash and cash equivalents	(385)	913
Cash and cash equivalents, beginning of period	742	569
Cash and cash equivalents, end of period	$357	$1,482

▶ Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.  Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below.  These measures may not be comparable to similarly titled measures used by other companies.

Total segment EBIT

Total segment earnings before interest and tax (EBIT) is consolidated net income (loss) attributable to Bunge excluding interest income, interest expense and income tax attributable to each segment.

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income (loss) attributable to Bunge, the most directly comparable GAAP financial measure. Total segment EBIT is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge’s management believes total segment EBIT is a useful measure of its segments’ operating profitability, since the measure allows for an evaluation of the performance of its segments without regard to its financing methods or capital structure.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income attributable to Bunge:

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2014	2013	2014	2013
Total segment EBIT	$316	$371	$809	$933
Interest income	19	27	71	47
Interest expense	(70)	(103)	(225)	(264)
Income tax expense	(9)	(591)	(150)	(702)
Income from discontinued operations, net of tax	27	103	37	94
Noncontrolling interest share of interest and tax	11	45	27	60
Net income (loss) attributable to Bunge	$294	$(148)	$569	$168

Earnings per common share-diluted (excluding certain gains & charges)

Below is a reconciliation of earnings per common share-diluted (excluding certain gains and charges and discontinued operations) to earnings per common share-diluted. Earnings per common share-diluted (excluding certain gains and charges and discontinued operations) is a non-GAAP financial measure and is not a measure of earnings per common share–diluted, the most directly comparable GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Continuing operations:
Net income (loss) per common share - diluted (excluding certain gains & charges and discontinued operations)	$1.31	$1.89	$3.00	$3.76
Certain gains & charges (see Additional Financial Information section)	0.42	(3.71)	0.34	(3.62)
Net income (loss) per common share from continuing operations	1.73	(1.82)	3.34	0.14
Discontinued operations:
Net income (loss) per common share - diluted (excluding certain gains & charges)	(0.02)	(0.07)	0.05	(0.01)
Certain gains & charges (see Additional Financial Information section)	0.19	0.76	0.19	0.65
Net income (loss) per common share - discontinued operations	0.17	0.69	0.24	0.64
Net income (loss) per common share-diluted	$1.90	$(1.13)	$3.58	$0.78

▶ Notes

(1)                 Income tax (expense) benefit for 2014 includes net discrete tax benefits of $66 million recorded in the third quarter and related primarily to a $52 million deferred tax asset recorded for operating losses of a subsidiary effectively taxable in Brazil, for which there is evidence of sustained profitability, and a $6 million reversal of previously accrued penalties and interest on certain uncertain tax positions settled via a tax amnesty program in Brazil that provided for settlement of any existing claims.  In addition, a benefit from a provision to return adjustment in a European entity was essentially offset by a valuation allowance charge in Asia.  2014 income tax (expense) benefit also includes charges of $13 million (first quarter $5 million, primarily related to an uncertain income tax position in North America and second quarter $8 million primarily related to the finalization of a European tax audit).

2013 income tax expense includes a charge of $27 million recorded in the first quarter of 2013 as a result of new legal precedents that impacted our assessment of an uncertain income tax position in Brazil and $4 million related to the finalization of a European tax audit.

(2)                 Income tax expense in the third quarter of 2013 includes a charge of $536 million resulting from management’s evaluation of the recoverability of deferred tax assets, including $521 million net operating loss carryforwards in Bunge’s sugar operations in Brazil and $10 million and $5 million of net operating loss carryforwards in Bunge’s Agribusiness and Edible Oil operations in Romania.

(3)                 2013 EBIT includes a gain of $63 million recorded in other income (expense) — net in the first quarter of 2013 related to the sale of Bunge’s rights to certain legal claims.  The gain was $16 million, $9 million, $6 million and $32 million in the Agribusiness, Edible Oil Products, Milling and Fertilizer segments, respectively.

(4)                 Segment EBIT in the third quarter of 2013 includes a pre-tax gain of $8 million in the Agribusiness segment from the sale of shares in a biofuel investment.

(5)                 Segment EBIT in the third quarter of 2013 includes a pre-tax provision of $7 million in the Milling Products segment related to recoverable taxes in Brazil.

(6)                 Segment EBIT in the third quarter of 2013 includes restructuring and impairment charges of $18 million related to the write-down of certain assets held for sale to fair value in Bunge’s sugar operations.

(7)                 Discontinued operations, net of tax, in the third quarter of 2013 includes a gain of $148 million ($112 net of taxes) on the sale of Bunge’s Brazilian fertilizer distribution business to Yara International ASA.

(8)                 2014 discontinued operations, net of tax, includes an income tax benefit of $29 million recorded in the third quarter related to the Brazilian tax amnesty program.

2013 discontinued operations, net of tax, includes an income tax charge of $17 million recorded in the first quarter of 2013 as a result of new legal precedents that impacted our assessment of an uncertain income tax position in Brazil.

(9)                 See Reconciliation of Non-GAAP Measures.

(10)              A reconciliation of net income attributable to Bunge to net income is as follows:

	Nine Months Ended
	September 30,
	2014	2013
Net income attributable to Bunge	$569	$168
EBIT attributable to noncontrolling interest	20	(31)
Noncontrolling interest share of interest and tax	(27)	(60)
Net income	$562	$77

(11)              Weighted-average common shares outstanding-diluted for the quarter ended September 30, 2014 excludes the dilutive effect of approximately 2 million of outstanding stock options and contingently issuable restricted stock units because the effect of conversion would not have been dilutive and includes the dilutive effect of approximately 1 million incremental shares and the dilutive effect of 7.7 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares, as the effect of conversion would have been dilutive.  Weighted-average common shares outstanding-diluted for the quarter ended September 30, 2013 excludes the dilutive effect of approximately 3 million of outstanding stock options and contingently issuable restricted stock units, the dilutive effect of approximately 1 million incremental common shares and the dilutive effect of 7.6 million weighted-average common shares that would be issuable upon conversion of Bunge’s convertible preference shares, as the effect of conversion would not have been dilutive.

▶ Notes

Weighted-average common shares outstanding-diluted for the nine months ended September 30, 2014 excludes the dilutive effect of approximately 3 million of outstanding stock options and contingently issuable restricted stock units and includes the dilutive effect of approximately 1 million incremental shares and the dilutive effect of 7.7 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares, as the effect of conversion would have been dilutive.  Weighted-average common shares outstanding-diluted for the nine months ended September 30, 2013 exclude the dilutive effect of approximately 3 million of outstanding stock options and contingently issuable restricted stock units and the dilutive effect of 7.6 million weighted-average common shares that would be issuable upon conversion of Bunge’s convertible preference shares, as the effect of conversion would not have been dilutive, and includes the dilutive effect of approximately 1 million incremental shares common shares.

(12)              Includes readily marketable inventories of $3,953 million and $4,678 million at September 30, 2014 and December 31, 2013, respectively. Of these amounts $2,688 million and $2,927 million, respectively, are attributable to merchandising activities.